Exhibit 10.2

SECOND AMENDMENT

THIS SECOND AMENDMENT (the “Amendment”) is made and entered into as of September 6, 2017 by and between POST-MONTGOMERY ASSOCIATES, a California general partnership (“Landlord”), and STITCH FIX, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are parties to that certain Office Lease dated November 10, 2015 (the “Original Lease”), which Original Lease has been previously amended by that certain First Amendment dated February 22, 2016 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space (as more particularly described in the Lease, the “Premises”) in the building located at One Montgomery Street, San Francisco, California (the “Building”).

B.	Tenant and Landlord mutually desire that the Lease be amended on and subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1	Amendment. Effective as of the date hereof, Landlord and Tenant agree that the Lease shall be amended in accordance with the following terms and conditions:
1.1

Second Must-Take Effective Date. All references in the Lease, as amended hereby, to the “Second Must-Take Effective Date” are hereby amended to mean and refer to “the date that is the earlier of (i) November 7, 2017; or (ii) the date on which Tenant first commences business operations in the Second Must-Take Space”.

1.2

Second Must-Take Term. All references in the Lease, as amended hereby, to the “Second Must-Take Term” are hereby amended to mean and refer to “the period commencing on the Second Must-Take Effective Date and ending, unless sooner terminated pursuant to the terms of the Lease, on November 30,2023”.

1.3

Rentable Square Footage of the Premises. Effective as of the Second Must-Take Effective Date, the Premises, as defined in the Lease, shall be increased to approximately 95,250 square feet of rentable area in the Building, comprised of (i) approximately 19,063 square feet of rentable area located on the eleventh (11th) floor of the Building and commonly referred to as Suite 1100; (ii) approximately 19,064 square feet of rentable area located on the twelfth (12th) floor of the Building and commonly referred to as Suite 1200; (iii) approximately 18,953 square feet of rentable area located on the fourteenth (14th) floor of the Building and commonly referred to as Suite 1400; (iv) approximately 19,102 square feet of rentable area located on the fifteenth (15th) floor of the Building and commonly referred to as Suite 1500; and (v) approximately 19,068 square feet of rentable area located on the thirteenth (13th) floor of the Building and commonly referred to as Suite 1300.

1.4

Second Must-Take Construction Period. Tenant acknowledges and agrees that the Second Must-Take Construction Period has expired and that, notwithstanding anything to the contrary contained in the Lease, as amended hereby, Tenant’s obligation to pay Base Rent and Escalation Rent for the Second Must-Take Space shall occur on the Second Must-Take Effective Date (it being agreed, for the avoidance of doubt, that, notwithstanding anything to the contrary contained in Section 35.1 of the Original Lease, such obligation shall commence on the Second Must-Take Effective Date and not as of the date that is one hundred fifty-seven (157) days following the Second Must-Take Effective Date).

1.5

Base Rent for the Second Must-Take Space. Notwithstanding anything to the contrary contained in the Lease, as amended hereby, the schedule of Base Rent payable for the Second Must-Take Space during the Second Must-Take Term is as follows:

Period of Term	Rentable Square Feet	Annual Per Square Foot Base Rent Rate	Annual Base Rent	Monthly Base Rent
Second Must-Take Effective Date – 6/30/18	19,068	$72.10	$1,374,802.80	$114,566.90
7/1/18-6/30/19	19,068	$74.26	$1,415,989.68	$117,999.14
7/1/19-6/30/20	19,068	$76.49	$1,458,511.32	$121,542.61
7/1/20-6/30/21	19,068	$78.79	$1,502,367.72	$125,197.31
7/1/21 -6/30/22	19,068	$81.15	$1,547,368.20	$128,947.35
7/1/22-6/30/23	19,068	$83.58	$1,593,703.44	$132,808.62
7/1/23-11/30/23	19,068	$86.09	$1,641,564.12	$136,797.01

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

1.6

Escalation Rent. Notwithstanding anything to the contrary contained in the Lease, as amended hereby, Tenant’s obligation to pay Escalation Rent with respect to the Second Must-Take Space shall commence on the Second Must-Take Effective Date. The Base Year for the computation of Escalation Rent applicable to the Second Must-Take Space is 2016.

1.7

Construction Obligations. Tenant hereby acknowledges and agrees that Landlord has fulfilled all of its obligations pursuant to Section 32.5 of the Original Lease, Section 35.5 of the Original Lease and Exhibit “C” to the Original Lease.

1.8

Letter of Credit. Landlord is currently holding a Letter of Credit in the amount of $8,200,184.00 as collateral for Tenant’s performance of its obligations under the Lease, as amended hereby. No additional letter of credit shall be required in connection with this Amendment.

2.Miscellaneous.

2.1

Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

2.2

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

2.3

Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord and the other Indemnitees harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.

2.4	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
2.5	It is understood that from time to time during the Term of the Lease, Landlord may be subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)

and as a result may be prohibited by law from engaging in certain transactions. Tenant represents and warrants after due inquiry that at the time the Lease was entered into and at any time thereafter when its terms are amended or modified, neither Tenant nor its “affiliates” (as defined in Part VI I of Prohibited Transaction Exemption 84-14 (“PTE 84-14”), as amended) has the authority to appoint or terminate The Prudential Insurance Company of America (“Prudential”) as an investment manager to any employee benefit plan invested in the Prudential separate account PRISA, nor the authority to negotiate the terms of any management agreement between Prudential and any such employee benefit plan for its investment in PRISA. Further, Tenant is not “related” to Prudential within the meaning of Part VI(h) of PTE 84-14.

2.6

Tenant represents to Landlord that Tenant is not in violation of any Anti-Terrorism Law (defined below), and that Tenant is not, as of the date hereof: (i) conducting any business or engaging in any transaction or dealing with any Prohibited Person (defined below), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (ii) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law. In addition, Tenant represents that neither Tenant nor any of its affiliates, officers, directors, shareholders, members or lease guarantor, as applicable, is a Prohibited Person. If the foregoing representation is untrue at any time during the Term (as the same may be extended), an Event of Default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant. As used herein, the term “Anti-Terrorism Law” shall mean any laws relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them. As used herein, the term “Prohibited Person” shall mean (i) A person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf, or at any replacement website or other official publication of such list.

2.7

Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises have not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. Landlord hereby discloses pursuant to California Civil Code Section 1938 as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Landlord and Tenant hereby acknowledge and agree that in the event that Tenant elects to perform a CASp inspection of the Premises hereunder (the “Inspection”), such Inspection shall be (a) performed at Tenant’s sole cost and expense, (b) limited to the Premises and (c) performed by a CASp who has been approved or designated by Landlord prior to the Inspection. Any Inspection must be performed in a manner which minimizes the disruption of business activities in the Building, and at a time reasonably approved by Landlord. Landlord reserves the right to be present during the Inspection. Tenant agrees to: (i) promptly provide to Landlord a copy of the report or certification prepared by the CASp inspector upon request (the “Report”), (ii) keep the information contained in the Report confidential, except to the extent required by Requirements, or to the extent disclosure is needed in order to complete any necessary modifications or improvements required to comply with all applicable accessibility standards under state or federal Requirements, as well as any other repairs, upgrades, improvements, modifications or alterations required by the Report or that may be otherwise required to comply with applicable Requirements or accessibility requirements (the “Access Improvements”). Tenant shall be solely responsible for the cost of Access Improvements to the Premises or the Building necessary to correct any such violations of construction-related accessibility standards identified by such Inspection as required by Requirements, which Access Improvements may, at Landlord’s option, be performed in whole or in part by Landlord at Tenant’s expense, payable as additional rent within ten (10) days following Landlord’s demand. The terms of this Section 2.7 with respect to CASp inspections shall only apply in the event Tenant exercises its right to perform a CASp inspection of the Premises.  Otherwise, the terms of the Lease, as amended hereby, with respect to compliance, repairs and maintenance obligations of the parties shall apply.

2.8

Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damage.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:	TENANT:

POST-MONTGOMERY ASSOCIATES,	STITCH FIX, INC.,
a California general partnership	a Delaware corporation

By:	PR Post Montgomery LLC,
a Delaware limited liability company
Its:	Partner

By:	PRISA LHC, LLC,
a Delaware limited liability company
Its:	Managing Member

By:	/s/ Kristin Paul	By:	/s /Paul Yee
Name:	Kristin Paul		Name:	Paul Yee
Title:	Vice President		Title:	CFO
Dated:	, 2017		Dated:	September 7	, 2017

By:

The Prudential Insurance Company of America, a New Jersey corporation, acting solely on behalf of and for the benefit of, and with its liability limited to the assets of, its insurance company separate account, PRISA

Its:	Partner

By:	/s/ Kristin Paul
Name:	Kristin Paul
Title:	Vice President
Dated::	, 2017